Exhibit 99.2

UNITED                                                                  News Release

Worldwide Communications:
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For Immediate Release

UAL REPORTS JANUARY RESULTS

Meets DIP Covenant EBITDAR for Twelfth Consecutive Month

CHICAGO, February 26, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its January Monthly Operating Report (MOR) with the United States Bankruptcy Court. The company reported a loss from operations of $191 million, which represents an improvement of approximately $140 million over January 2003. Mainline passenger unit revenue improved 8% year-over-year, well ahead of the industry average. Mainline unit costs for January, excluding special charges and fuel, improved 14% year-over-year. The company reported a net loss of $252 million, including $26 million in reorganization expenses. The majority of reorganization expenses were non-cash items resulting from the rejection of aircraft as the company aligns its fleet with the market. UAL met the requirements of its debtor-in-possession (DIP) financing for the twelfth straight month.

"United is continuing to move steadily ahead with its reorganization efforts," said Jake Brace, United's executive vice president and chief financial officer. "Our financial results show progress compared to January a year ago, and United continued to outpace our competitors in passenger unit revenue improvement, despite the seasonally weak demand across the industry, which we expect to continue in February as well."

UAL ended January with a cash balance of about $2.2 billion, which included $650 million in restricted cash (filing entities only), a decrease of $131 million, that reflects a quarterly retroactive wage payment to International Association of Machinists members of $63 million. As part of its DIP financing agreements, UAL's lenders required the company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) of $901 million between February 1, 2003 and January 31, 2004.

United, United Express and Ted operate more than 3,400 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, unit costs and profit improvements include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP Financing; the Company's ability to obtain a federal loan guarantee from the ATSB; our ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization, the potential adverse impact of the Chapter 11 Cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.
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